PROVIDENT BANK ANNOUNCES PENDING SALE
-------------------------------------
OF CHECK CASHING NETWORK
------------------------




      BALTIMORE (May 9, 2000)-Provident Bank, the second largest independent commercial bank headquartered in Maryland and the subsidiary of Provident Bankshares Corporation (NASDAQ:PBKS), today announced the pending sale of its "Fast 'n Friendly" check cashing network to Dollar Financial Group, Inc.
------------------
(Dollar). Based in Berwyn, PA, Dollar is a provider of retail-based financial services for consumers who are looking for low-cost banking alternatives. Dollar is the second largest operator of check cashing stores in the United States and the largest such operator in Canada and the United Kingdom.

      When the sale becomes final, all eight "Fast 'n Friendly" outlets in
                                             ------------------
Baltimore will remain open and operate under a new name, "Money Mart". Current
                                                         ------------
staff will continue to serve customers in these offices. Dollar Financial Group, Inc. will provide a variety of financial services including check cashing, Western Union wire transfer services, money orders, utility bill payments, fax and copy services and photo identification cards. The ATMs currently at these locations will also remain in place under the operation of Provident Bank.

      In announcing the sale to Dollar Financial Group, Inc., John King, Managing Director, Community Banking stated, "This was a business decision based on our strategic plan. Provident's focus remains on extending our branch network and increasing our presence in the growing commercial banking field. Dollar is recognized as a leader in this particular field and we have pledged to ensure a smooth transition for our customers during the change in ownership."

      The sale is expected to close in August, 2000. Customers are being notified by mail and by signs in the offices.

      Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With more than $5.2 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a full range of financial services and a network of 87 offices in Maryland, Northern Virginia, and southern York County, PA.

      Provident Bank offers related financial services through its wholly owned subsidiaries, including mortgages through Provident Mortgage Corp., mutual funds, annuities and insurance products through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com

For Release:     Tuesday, May 9, 2000
Contact:         Vicki Cox, Corporate Communications
                 410-277-2063